Exhibit 10.9

Description of Director Compensation Arrangements

The compensation arrangements for the non-employee members of the Board of Directors of Marin Software Incorporated are as follows:

Annual Equity Grants
New Board Members

Award of restricted stock units valued at $135,000 in the aggregate on date of grant, vesting in three equal amounts on the date of the Company’s annual stockholder meeting occurring in each of the following three calendar years

Annual Grant for Non-employee Directors	Award of restricted stock units valued at $67,000 in the aggregate on date of grant, vesting in full on the date of the Company’s annual stockholder meeting occurring in the following calendar year

Annual Cash Compensation: Service as a Director	$35,000
Lead Independent Director	$17,500

Audit Committee members	Chair - $10,000; other members - $5,000

Compensation Committee members	Chair - $5,000; other members - $2,500

Nom/Gov Committee members	Chair - $2,500; other members - $1,750

Per meeting fees	None